Exhibit 99.1

              Cherokee International Updates Third Quarter Guidance

     TUSTIN, Calif.--(BUSINESS WIRE)--Oct. 7, 2004--Cherokee International Corp. (NASDAQ:CHRK), a leading provider of custom-designed power supplies, has updated its previously issued guidance for the third quarter of 2004. The company currently expects third quarter net sales to be approximately $36 million, which compares to net sales of $38.6 million for the second quarter of 2004. As discussed in its second quarter earnings release, the company previously anticipated that third quarter net sales would be flat to down slightly compared to the second quarter.
     In the third quarter, the company experienced continued weakness in demand from one of its largest customers. As a result, sales to this customer in the third quarter declined sequentially from the second quarter by approximately $4 million, which was more significant than anticipated.
     Partially offsetting this sales decline were revenues generated during the quarter from a number of new programs that are ramping production in 2004, including those for newly developed DC/DC products. However, the gross margins associated with these new programs during the third quarter are generally expected to be lower than the company's overall average margin due, in part, to the higher material and labor costs that are typical during the early stages of production.
     Based on information currently available, third quarter earnings are expected to range from $0.06 to $0.07 per share. These estimated results include the impact of recording stock compensation expense of approximately $0.6 million (approximately $0.03 per share) in connection with the retirement of Pat Patel, Cherokee's former chairman. In addition, third quarter results will reflect the impact of a change in the company's estimated effective tax rate for 2004 from 16.6% to approximately 21%, largely due to shifts in the geographical mix of income for the year.
     "Although we are disappointed with the recent weakness in demand from one of our largest customers, we are pleased with our overall design win activity in 2004, as third quarter design wins continued at the same pace as the second quarter," said Jeffrey M. Frank, president and chief executive officer. "With the increase in business from new customers, our year-over-year revenue growth remains solid, and we are significantly diversifying our customer base. Estimated sales for the third quarter and nine months are expected to show increases of approximately 20% and 42%, respectively, over the prior year's periods. Furthermore, we remain positive on the longer term outlook in our end markets."
     The company plans to announce third quarter results on Oct. 27, 2004, and management will hold its regular conference call and provide additional commentary and information at that time.

     About Cherokee International

     Cherokee International Corp. designs and manufactures high-reliability custom and standard power supplies for original equipment manufacturers. The company's advanced power supply products are typically custom designed into higher-end applications in the computing and storage, wireless infrastructure, enterprise networking, medical and industrial markets.

     Safe Harbor Statement

     Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) changes in general economic and business conditions, domestically and internationally, (2) reductions in sales to, or the loss of, any of the company's significant customers or in customer capacity generally, (3) changes in the company's sales mix to lower margin products, (4) increased competition in the company's industry, (5) disruptions of the company's established supply channels, (6) the company's level of debt and restrictions imposed by its debt agreements, and (7) the additional risk factors identified in the company's filings with the Securities and Exchange Commission, including its Registration Statement on Form S-1 (File No. 333-110723). Except as required by law, the company undertakes no obligation to update any forward-looking statements even though the company's situation may change in the future.

     CONTACT: Cherokee International Corp.
              Van Holland, 714-508-2043
              van@cherokeellc.com
              or
              Investor Relations, 714-508-2088
              info@cherokeellc.com